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                                                                     EXHIBIT 4.4

                            BAM! ENTERTAINMENT, INC.

                                 AMENDMENT NO. 1
                                       TO
                              AMENDED AND RESTATED
                            2000 STOCK INCENTIVE PLAN

                          Approved on November 13, 2002

The following constitutes the amended provision of the Amended and Restated Stock Incentive Plan (the "Plan") of BAM! Entertainment, Inc. (the "Company"). Pursuant to a unanimous written consent of the Board of Directors dated August 15, 2002, and the approval of the Stockholders obtained at the annual meeting of the Company's Stockholders held on November 13, 2002, the following amendment to the Plan was approved:

1. Section 3(a) of the Plan shall be deleted in its entirety and replaced with the following:

"(a) Subject to the provisions of Section 11(a) below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 3,500,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock."

         IN WITNESS WHEREOF, pursuant to the due authorization and adoption of this amendment to the Plan by the Board of Directors and Stockholders on the day and year first above written, the Company has caused this amendment to the Plan to be duly executed by its duly authorized officer.

                                    BAM! ENTERTAINMENT, INC.,
                                    a Delaware corporation

                                    By: /s/ Stephen Ambler
                                        ----------------------------------------
                                        Name:  Stephen Ambler
                                        Title: Vice President of Finance and
                                               Chief Financial Officer